Exhibit 10.4

AMENDED AND RESTATED MUTUAL NONDISCLOSURE AGREEMENT

This AMENDED AND RESTATED MUTUAL NONDISCLOSURE AGREEMENT (this “Agreement”) is made and entered into as effective of May 20, 2014 (the “Revised Effective Date”), by and between LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation having its principal place of business at 30452 Esperanza, Rancho Santa Margarita, CA 92688, on behalf of itself and its affiliates or subsidiaries other than Crucible Intellectual Property, LLC (collectively “Liquidmetal”), and VISSER PRECISION CAST, LLC, a Colorado limited liability company having its principal place of business at 6275 E 39th Street, Denver, CO 80207 (“VPC”). Liquidmetal and VPC are parties to that certain Settlement Agreement and Mutual General Release (“Settlement Agreement”), Amended and Restated VPC Sublicense Agreement (“Sublicense”), Amended and Restated Common Stock Purchase Warrant (“Warrant”), and Amended and Restated Registration Rights Agreement (“Rights Agreement”), each dated as of May 20, 2014. Liquidmetal and VPC are hereinafter referred to individually as a “Party” and together as the “Parties.”

WHEREAS, Liquidmetal and VPC are parties to that certain Mutual Non-Disclosure Agreement (the “Original Agreement”) dated June 1, 2012 (the “Original Effective Date”); and

WHEREAS, the Parties have entered into the Settlement Agreement, the Sublicense, the Warrant and the Rights Agreement (such Agreements, together with this Agreement, collectively the “Revised Transaction Documents”); and

WHEREAS, during the course of their business relationship, both prior to the Original Effective Date and thereafter, each Party has had and may in the future have access to Confidential Information (as defined below) of the other Party,

NOW, THEREFORE, in consideration of the foregoing recital and the covenants, terms, and conditions set forth below, the Parties hereby agree as follows:

1.            CERTAIN DEFINITIONS.

“Affiliate” shall mean, with respect to a Party, any other entity that controls, is controlled by, or is under common control with such Party. The term “Affiliate” includes, without limitation, all subsidiaries, parent companies, partnerships, and joint ventures of the specified Party.

“Confidential Information” shall mean any and all nonpublic information concerning or arising from Discloser’s or its Affiliates’ business, whether disclosed prior to or after the Original Effective Date or the Revised Effective Date, and including particularly, but not by way of limitation, trade secrets used, developed or acquired by Discloser in connection with its business; information concerning the manner and details of Discloser’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed or written material generated or used in connection with Discloser’s business; Discloser’s business plans and strategies; the identities of distributors, contractors and vendors utilized in Discloser’s business; the details of Discloser’s relationship with such distributors, contractors and vendors; nonpublic forms, contracts and other documents used in Discloser’s business; the nature and content of computer software or technologies used in Discloser’s business, whether proprietary to Discloser or used by Discloser under license from a third party; Discloser’s inventions, trade secrets, know-how, products or processes in development, engineering, methodologies, concepts, techniques, discoveries, processes, drawings, designs, research, and plans or specifications relating thereto; and all other information concerning Discloser’s concepts, prospects, customers, employees, contractors, earnings, products, services, equipment, systems, and/or prospective and executed contracts and other business arrangements. “Confidential Information” also includes (i) any information described above which the Discloser obtains from a third party and which the Discloser treats as proprietary or designates as confidential, whether or not owned or developed by the Discloser, and (ii) any reports, analysis, compilations, or other documents prepared by Recipient in which any of Discloser’s Confidential Information is described or discussed.

“Discloser” shall mean the Party that is disclosing Confidential Information under this Agreement, regardless of whether such Confidential Information is being provided directly by such Party, by a Representative of the Party, or by any other person or entity that has an obligation of confidentiality with respect to the Confidential Information being disclosed.

“Recipient” shall mean the Party receiving Confidential Information that is protected under this Agreement.

“Representatives” shall consist of the directors, officers, employees, financial advisors, accountants, attorneys, consultants, insurers and Affiliates of the applicable Party.

2.             RESTRICTIONS ON DISCLOSURE AND USE.

(a)           Restrictions and Covenants. Each Party agrees that, in its capacity as a Recipient of the other Party’s Confidential Information, it will (i) hold the Discloser’s Confidential Information in strict confidence, use a high degree of care in safeguarding the Discloser’s Confidential Information, and will take reasonable precautions to protect the Discloser’s Confidential Information including, at a minimum, all precautions the Recipient normally employs with respect to its own confidential information, (ii) not divulge any of the Discloser’s Confidential Information or any information derived therefrom (including results of tests on material samples) to any other person or entity (except as set forth in Section 2(b) below), (iii) not use the Discloser’s Confidential Information for any purpose whatsoever other than as may be directly in furtherance of the purposes of one or more of the Revised Transaction Documents, (iv) not export the Discloser’s Confidential Information in violation of the United States Export Administration Act and regulations thereunder, or any other applicable export control laws or regulations, (v) notify the Discloser in writing immediately upon discovery by the Recipient or its Representatives of any unauthorized use or disclosure of the Discloser’s Confidential Information, and (vi) upon termination or expiration of the applicable Revised Transaction Document, return to the Discloser or destroy (at the option of the Recipient) all such Confidential Information disclosed thereunder, including all originals, copies and extracts, provided that the Recipient may retain any information to which it has a continuing license for use, and provided further that Recipient’s legal counsel may retain one copy of the returned or destroyed items (excluding material samples provided by Liquidmetal) for archival purposes. Except as expressly permitted by the Revised Transaction Documents, Recipient will not file any copyright registrations, patent applications, or similar registrations of ownership on Discloser’s Confidential Information or on any invention, technology, development, or information that utilizes or incorporates Discloser’s Confidential Information, and in the event that Recipient does so in violation of this Agreement, Recipient will assign to Discloser such registrations or applications.

(b)            Disclosure to Representatives. The Recipient may only disseminate the Discloser’s Confidential Information to its Representatives who have been informed of the Recipient’s obligations under this Agreement and are bound by an obligation of confidentiality and non-use with respect to the Discloser’s Confidential Information. The Recipient agrees to reasonably restrict disclosure of the Discloser’s Confidential Information to the smallest number of the Recipient’s Representatives which have a need to know the Confidential Information. The Recipient shall be responsible for enforcing this Agreement as to the Recipient’s Representatives and shall take such action (legal or otherwise) to the extent necessary to cause them to comply with this Agreement.

(c)            General Exceptions. The restrictions on the Recipient's disclosure and use of the Discloser’s Confidential Information under this Section 2 will not apply to the extent of any Confidential Information:

(i)	that was already rightfully known by the Recipient prior to the disclosure as evidenced by the Recipient’s written documentation;

(ii)	that becomes publicly known without breach of the Recipient's obligations under this Agreement;

(iii)

that is rightfully acquired by the Recipient from a third party which is not subject to any restriction or obligation (whether contractual, fiduciary, or otherwise) on disclosure or use of such Confidential Information;

(iv)	that is independently developed by the Recipient or its Representatives without knowledge or reference to such information, as evidenced by written documentation or other tangible evidence;

(v)

other than as set forth in Section 2(d) below, that is required to be disclosed by law or by court order or government order, provided that the Recipient (a) promptly notifies the Discloser of any such disclosure requirement so that the Discloser may seek an appropriate protective order (or other appropriate protections), and (b) provides reasonable assistance (at no cost to the Recipient) in obtaining such protective order or other form of protection; or

(vi)

as to which and to the extent to which (A) the Recipient has been authorized to disclose or use pursuant to one of the Revised Transaction Documents; or (B) the Recipient has otherwise received prior express written consent from an authorized officer of the Discloser to disclose or use.

(d)            To the extent that a Party is a publicly-traded company, and subject to laws and regulations requiring disclosure of the Revised Transaction Documents to the U.S. Securities and Exchange Commission (the “SEC”), such Party shall (i) seek confidential treatment for any Revised Transaction Document disclosed to or filed with the SEC, or (ii) redact the financial terms from any Revised Transaction Document disclosed to or filed with the SEC. A specific item of Confidential Information shall not be deemed to fall within the foregoing exceptions in Section 2(c) merely because such specific item is embraced or implied by more general information that falls within the foregoing exceptions.

3.             TERM AND TERMINATION

The obligations of the Parties under this Agreement shall survive for a period of three (3) years from the termination or expiration of the last of the Revised Transaction Documents to terminate or expire; provided that this Agreement shall continue in full force and effect with respect to any Confidential Information that constitutes a trade secret under applicable law for such additional period as such Confidential Information remains a trade secret under such applicable law. All rights and actions of a Disclosing Party accrued prior to the applicable date of any termination or expiration under this Section 3 shall survive such termination or expiration for the duration of any applicable statute of limitations. For clarity, this Agreement shall apply as well with respect to Confidential Information disclosed pursuant to or otherwise covered by the Original Agreement.

4.             ADDITIONAL COVENANTS AND AGREEMENTS.

(a)     No Obligation to Disclose; No Warranty. No provision of this Agreement shall be construed as an obligation by either Party to disclose any Confidential Information to the other Party. Except as expressly set forth in the Revised Transaction Documents, all Confidential Information, including material samples, are provided “AS IS”, without warranty or guarantee of any kind as to its accuracy, completeness, operability, fitness for a particular purpose, or any other warranty, express or implied. Except as expressly set forth in the Revised Transaction Documents, or with respect to a breach of a Revised Transaction Document, neither Party shall be liable to the other for any damages, loss, expense, or claim of loss arising from use or reliance on the Confidential Information of the other Party.

(b)     No License Implied. Each Party acknowledges and agrees that except as otherwise expressly set forth in the Revised Transaction Documents, all Confidential Information (and any proprietary and novel features contained in the Confidential Information) shall remain the property of the Discloser and, except as otherwise expressly set forth in the Revised Transaction Documents, no license or right with respect thereto is granted to the Recipient, whether by implication or otherwise. Except as otherwise expressly set forth in the Revised Transaction Documents, the Recipient shall have no rights whatsoever under any patent, trademark, copyright, or application therefor, or any other proprietary right of the Discloser, and the Recipient agrees that the Discloser shall remain free to grant such rights to others and to disclose the Confidential Information to anyone the Discloser chooses.

(c)     Third-Party Information. The Parties hereby state that they do not desire to acquire from each other, and they hereby agree not to furnish to one another, any trade secret, proprietary know-how, or confidential information acquired from third parties (unless the third party provides prior written consent to such disclosure). Further, each Party represents and warrants to the other that it is free to divulge, without any obligation to or violation of the rights of any third party, any and all information which it will demonstrate, divulge, or in any other manner make known to the other in connection with this Agreement.

(d)     Enforcement. Each Party acknowledges and agrees that that any breach of this Agreement by it may cause irreparable harm to the other Party and that the remedies for breach may include injunctive relief against such breach, in addition to damages and other available remedies. Except for an action for injunctive relief, disputes arising under this Agreement shall be resolved pursuant to Section 15 of the Settlement Agreement and Mutual General Release executed by and between the Parties on or about the Revised Effective Date. The prevailing Party shall be entitled to the award of its reasonable attorneys’ fees in any action to enforce this Agreement, to the extent such fees were incurred to enforce such Party’s rights under this Agreement.

(e)     Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than the State of New York.

(f)     Notices. All notices from one Party to the other required or permitted under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be delivered in person, or sent by electronic or facsimile transmission for which a confirmation of delivery is obtained, or sent by registered mail or express courier services providing evidence of delivery, in each case to the recipient Party’s respective address set forth on the signature page hereof (or to such updated address as may be specified in writing to the other Party from time to time). Such notices will be deemed effective as of the date so delivered or on the third business day following mailing if sent by registered mail.

(g)     No Assignment. Neither Party shall assign, transfer, subcontract or otherwise delegate any of its obligations under this Agreement without the other Party’s prior written consent in each instance other than as a part of any merger, consolidation, or other statutory business combination or as a part of the sale of all or substantially all of their assets. Any attempted assignment, transfer, subcontracting or other delegation without such consent shall be void and shall constitute a breach of this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of the Parties’ successors and assigns.

(h)     Severability. If a specific provision of this Agreement is determined to be invalid or unenforceable for any reason, the specific provision shall be interpreted to call for the protection of the Discloser’s rights to the greatest extent which is valid and enforceable. In the event that a specific provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction and the provision cannot be, or the court otherwise declines to permit the provision to be interpreted to call for protection of the Discloser’s rights to an extent which is valid and enforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision with a provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

(i)     Relationship of Parties.   Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between the Parties. No Party shall have the power to control the activities and operations of another, and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No Party shall hold itself out as having any authority or relationship in contravention of this Section, and except as specifically called for or permitted herein, no Party shall act on behalf of another Party or enter into any contracts, warranty, or representation as to any other matter on the behalf of another Party.

(j)     Entire Agreement; Amendment; Waiver. This Agreement, together with the Revised Transaction Documents, constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and cancels all other prior agreements and understandings of the Parties in connection with such subject matter. The headings or titles in this Agreement are for purposes of reference only and shall not in any way affect the interpretation or construction of this Agreement. No waiver of any of the provisions of this Agreement shall be valid unless in a written document, signed by the Party against whom such a waiver is sought to be enforced, nor shall failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder. All amendments of this Agreement shall be made in writing and signed by the Parties, and no oral amendments shall be binding on the Parties.

(k)     Execution; Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement. The Parties agree that this Agreement may be executed by each Party signing one original and providing a facsimile (fax) copy, or scanned copy by .pdf, of the signature page to the other Party, provided that each Party agrees to make its document with the original signature available to the other Party upon request, and further provided that the Parties agree that the fax or scanned signature shall be treated as if it were an original signature, and neither Party shall contest the validity of this Agreement based on the use of fax or scanned signatures.

(l)     Interpretation. The Parties have each been represented by counsel in the negotiation of this Agreement and have jointly prepared this Agreement with counsels’ assistance. In the event of an ambiguity or a question of contract interpretation arises, no provision of this Agreement shall be construed based on any particular Party having drafted the Agreement or such provision. Further, neither the history of negotiations between the parties, nor the fact that provisions of this Agreement (or portions thereof) have been inserted, deleted or modified in the course of preparing Agreement drafts, shall be used to construe the meaning of any provision.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed effective as of the Revised Effective Date, by their officers, duly authorized.

Liquidmetal Technology, Inc.	Visser Precision Cast, LLC

/s/ Tom Steipp	/s/ Gregory A. Ruegsegger
Tom Steipp	By: Gregory A. Ruegsegger
Title: President/CEO	Title: Vice President

Date: May 20, 2014	Date: May 20, 2014

Address:	Address:
30452 Esperanza	6275 E. 39th Street
Rancho Santa Margarita, CA 92688	Denver, CO 80207

 4